Exhibit A.1

JOINT WRITTEN CONSENT

OF THE

BOARD OF DIRECTORS

AND

MAJORITY STOCKHOLDERS

OF

DELTA SEABOARD INTERNATIONAL, INC.

The undersigned, being the members of the Board of Directors of Delta Seaboard International, Inc., a Nevada corporation (the "Corporation"), together with the written consent of the  holders of a majority of the outstanding shares of the Corporation’s common stock, par value $0.0001 (the “Common Stock”), acting pursuant to the authority granted by NRS 78:320 of the Nevada Revised Statutes, do hereby adopt the following resolutions, which resolutions have been approved by the written consent of the holders of a majority of the Corporation’s outstanding shares of Common Stock as of this 3rd day of April 2012.

RATIFICATION OF THE ASSET PURCHASE AGREEMENT

SALE OF ASSETS OF THE CORPORATION'S WHOLLY-OWNED SUBSIDIARY, DELTA SEABOARD WELL SERVICE, INC.

WHEREAS, the undersigned members of the Corporation's Board of Directors determined, after review of the business of the Corporation's wholly-owned subsidiary, Delta Seaboard Well Service, Inc. ("DSWSI"), to approve the Asset Purchase Agreement dated April 3, 2012 (the "Agreement") by and among the Corporation, Delta Seaboard, LLC (the "Purchaser"), an entity owned and controlled by Robert W. Derrick, Jr. and Ronald D. Burleigh, DSWSI and American International Industries, Inc. ("American");

WHEREAS, pursuant to the Agreement, the Corporation approved the sale of all of the assets of DSWSI to the Purchaser in consideration for: (i) the payment by Purchaser of $1,600,000 in cash; (ii) the execution in favor of the Corporation of a 5 year promissory note bearing interest at 5% per annum (the "Note"), which Note is personally guaranteed by Messrs. Derrick and Burleigh and is secured by a 3.2 are parcel of property owned by DSWSI and transferred to the Purchaser; and  (iii) the transfer and assignment to American by Messrs. Derrick and Burleigh of all of their 31,925,832 shares of the Corporation's, representing approximately 45% of the Corporation's outstanding common stock and valued at $1,075,000; and

WHEREAS, the Board of Directors, with the consent of the Corporation's majority stockholders, determined to approve the Agreement, after considering, among other things, the positive impact upon the Registrant's cash position, the ability to utilize a portion of the cash to further the common stock buy-back program of American and, because of Delta's continuing losses from operations to permit Delta to explore new business opportunities, to execute this Joint Written Consent of the Board of Directors and Majority Stockholders.

AMENDMENT TO DELTA'S  CERTIFICATE OF INCORPORATION TO IMPLEMENT THE REVERSE SPLIT AND NAME CHANGE

WHEREAS, the undersigned members of the Corporation’s Board of Directors have determined, after reviewing the capital structure of the Corporation, including the number of currently issued and outstanding shares of Common Stock, the market price of the Common Stock and the relatively limited investor interest in the Corporation’s Common Stock, that a reverse split of the Corporation's issued and outstanding shares of Common Stock on a One for One Hundred (1:100) basis. The Board of Directors has also determined to implement the corporate action to change the Corporation's name fro Delta Seaboard International, Inc. to American International Holdings Corp.

NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing Article IV so that, as amended, said Article shall be and read as follows:

“The total number of shares which the Corporation shall be entitled to issue is 200,000,000 shares of capital stock consisting of 195,000,000 shares of common stock, par value $0.0001, and 5,000,000 shares of preferred stock, par value $0.0001 and that the Board of Directors has the authority to establish one or more series of preferred stock and fix relative rights and preferences of any series of preferred stock to be determined by the Board of Directors. The 74,662,007 issued and outstanding shares of common stock will be reduced on a one for one hundred (1:100) basis to 746,620 shares of common stock.”

WHEREAS, the undersigned members of the Corporation's Board of Directors have determined that in connection with the ratification of the sale of the assets of DSWSI, which assets include the name "Delta Seaboard International, Inc.," that Article I of the Corporation's Certificate of Incorporation be amended to  change the name of the Corporation  to American International Holdings Corp.

ELECTION/APPOINTMENT OF DIRECTORS

WHEREAS, the undersigned members of the Corporation’s Board of Directors have determined that it is in the best interests of the Corporation and its stockholders, following the sale of the assets of DSWSI, that the Corporation’s Board of Directors consist of three (3) persons, with its members being Daniel Dror, Sherry L. McKinzey and Charles R. Zeller.

FURTHER RESOLVED , that, subject to the foregoing, any officer of the Corporation, be and hereby is authorized, empowered and directed, for and on behalf of the Corporation, to take such further action and execute and deliver any additional instruments, certificates, filings or other documents and to take any additional steps as any such officer deems necessary or appropriate to effectuate the purposes of the foregoing resolution;

FURTHER RESOLVED , that any action or actions heretofore taken by any officer of the Corporation for and on behalf of the Corporation in connection with the foregoing resolutions are hereby ratified and approved as the actions of the Corporation.

FURTHER RESOLVED , that this Joint Written Consent of the Board of Directors and Majority Stockholder shall be added to the corporate records of this Corporation and made a part thereof, and the resolutions set forth above shall have the same force and effect as if adopted at a meeting duly noticed and held by the Board of Directors and the consenting stockholder of this Corporation. This Joint Written Consent may be executed in counterparts and with facsimile signatures with the effect as if all parties hereto had executed the same document. All counterparts shall be construed together and shall constitute a single Joint Written Consent.

FURTHER RESOLVED , that the undersigned, constituting the entire Board of Directors and the Majority Stockholders of the Corporation, hereby take the following actions without the formality of convening a Meeting of Stockholders in accordance with NRS 78:320 of the Nevada Revised Statutes, with the same effect as if such actions were taken pursuant to resolutions presented to and adopted by the Holders of the Majority of Shares Entitled to Vote thereof, and thereby direct that this Joint Written Consent of the Board of Directors and Majority Stockholders be filed with the minutes of the meetings of the Corporation.

DELTA SEABOARD INTERNATIONAL, INC.

By its Board of Directors:
/s/ Daniel Dror, Chairman
/s/ Robert W. Derrick, Jr., Director
/s/ Sherry L. McKinzey, Director
/s/ Charles R. Zeller, Director
Dated: April 3, 2012

Name of Majority Consenting Stockholders and Affiliation	Number of Shares/Percent
American International Industries, Inc. Corporate Parent	32,859,935 shares/44.0%
By: /s/ Daniel Dror, Chairman and CEO
/s/ Robert W. Derrick, Jr., President and Director	15,963,566 shares/21.3%
Total Shares/Percent	48,823,501 shares/65.3%